As filed with the Securities and Exchange Commission on March 26, 2025

Registration No. 333-284991

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form F-4 on

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SATELLOGIC INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	98-1845974
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

210 Delburg Street

Davidson, NC 28036

(704) 894-4482
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rick Dunn

Satellogic Inc.

Chief Financial Officer

210 Delburg Street

Davidson, NC 28036

(704) 894-4482

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Zachary Davis King & Spalding LLP 1180 Peachtree Street, NE Suite 1600 Atlanta, GA 30309 (404) 572-4600

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement became effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☑

		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Form F-4 on Form S-4 (Registration Statement No. 333-284991) (as amended, the “Registration Statement”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Satellogic Inc., a Delaware corporation (“Satellogic Delaware”), as the successor to Satellogic Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands (“Satellogic BVI”). The Registration Statement was declared effective on March 25, 2025.

On March 26, 2025, Satellogic BVI changed its jurisdiction of incorporation from the British Virgin Islands to the State of Delaware, as described further below (the “Domestication”). Satellogic Delaware expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the purposes of this Amendment and the Registration Statement, references to the “Company,” the “Registrant,” “we,” “our,” “us” and similar terms mean, as of any time prior to the Domestication, Satellogic BVI, and, as of any time after the Domestication, Satellogic Delaware. The information contained in this Amendment sets forth additional information to reflect the Domestication. Satellogic Delaware is also filing this Amendment to convert the Registration Statement to a Registration Statement on Form S-4, following the filing of its Annual Report on Form 10-K for the year ended December 31, 2024, which, together with any other reports filed with the Securities and Exchange Commission (the “SEC”) by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act during the period after the date of the initial registration statement and prior to the effectiveness of the registration statement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), is incorporated by reference into the Registration Statement and this Amendment. All documents filed with the SEC by the Company before the effective date of the Domestication will not reflect the change in our jurisdiction of incorporation or capital structure.

The Domestication was effected in the manner described in the section of the Registration Statement titled “The Domestication.” In the Domestication, Satellogic BVI ceased to be a company under the British Virgin Islands Business Companies Act and, pursuant to Section 388 of the Delaware General Corporation Law (the “DGCL”), continued its existence under the DGCL as a corporation incorporated in the State of Delaware. The Company’s business, assets and liabilities on a consolidated basis, as well as the Company’s Board of Directors, executive officers, principal business locations (other than its principal executive office) and fiscal year, were the same immediately after the Domestication as they were immediately prior to the Domestication.

As a result of and upon the effectiveness of the Domestication, among other things, all issued and outstanding Class A ordinary shares (“BVI Class A Ordinary Shares”), Class B ordinary shares (“BVI Class B Ordinary Shares,” and together with the BVI Class A Ordinary Shares, the “BVI Ordinary Shares”), and warrants to purchase BVI Class A Ordinary Shares (“BVI Warrants”) automatically converted, by operation of law, on a one-for-one basis, into shares of Satellogic Delaware Class A common stock (“DE Class A Common Stock”), Class B common stock (“DE Class B Common Stock,” and together with the DE Class A Common Stock, the “DE Common Stock”) and warrants to purchase DE Class A Common Stock (“DE Warrants”), respectively.

The rights of holders of DE Common Stock and DE Warrants are now governed by Satellogic Delaware’s certificate of incorporation, its Delaware bylaws and the DGCL, each of which is described in Satellogic BVI’s final prospectus relating to the Domestication, which was filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(3) on March 25, 2025 (the “Prospectus”). The Prospectus formed part of the Registration Statement.

The registration fees were paid at the time of filing of the Registration Statement. Because no additional securities are being registered, no further registration fee is required.

PART II

INFORMATION NOT REQUIRED IN DOCUMENT

Item 20. Indemnification of Officers and Directors

Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of officers and directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for directors, under Section 174 of the DGCL, (d) for any transaction from which the director or officer derived an improper personal benefit or (e) for officers, in any action by or in the right of the Corporation.

Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) only against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the appropriate court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The Satellogic Delaware certificate of incorporation provides that no director or officer of Satellogic Delaware shall be liable to Satellogic Delaware or its stockholders for monetary damages for breach of fiduciary duty as a director (including with regard to any actions taken or omitted as a director or officer of Satellogic BVI, whether taken or omitted prior to the effective time of the Domestication, in connection with the discontinuance of Satellogic BVI in the British Virgin Islands or the continuance of Satellogic BVI in the State of Delaware or otherwise) except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. This provision in the certificate of incorporation does not eliminate the directors’ and officers’ fiduciary duty, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director and officer will be subject to liability (a) for breach of the director’s or officer’s duty of loyalty to Satellogic Delaware, (b) for acts or omissions not in good faith or involving intentional misconduct or, knowing violations of law, (c) for directors, under Section 174 of the DGCL, (d) for actions leading to improper personal benefit to the director or officer, and (e) for officers, in any action by or in the right of Satellogic Delaware.  The provision also does not affect a director’s or officer’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Satellogic Delaware’s bylaws also provide that Satellogic Delaware shall indemnify its officers, directors and employees to the fullest extent possible except as prohibited by the DGCL. For purposes of the indemnification described in this paragraph, references to Satellogic Delaware include Satellogic Inc. as incorporated under British Virgin Islands law prior to the continuance of its existence under Delaware law as Satellogic Delaware. Satellogic Delaware will remain obligated on any indemnification obligations of Satellogic BVI arising prior to the Domestication.

Item 21. Exhibits And Financial Statement Schedules

(a) See Exhibit Index.

Item 22. Undertakings

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first Class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

6.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in this Registration Statement when it became effective.

Exhibit Index

Exhibit Number

2.1**

Agreement and Plan of Merger, dated as of July 5, 2021, by and among CF Acquisition Corp. V, Satellogic Inc., Ganymede Merger Sub 2 Inc., Ganymede Merger Sub 1 Inc. and Nettar Group Inc. (incorporated by reference to Exhibit 2.1 to the Report on Form F-4 filed on August 12, 2021 (file no. 333-258764)).

3.1**	Certification of Domestication of Satellogic Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on March 26, 2025)
3.2**	Certificate of Incorporation of Satellogic Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on March 26, 2025)
3.3**	Bylaws of Satellogic Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on March 26, 2025)
3.4**	Amended and Restated Memorandum of Association and Articles of Association of Satellogic Inc. dated March 8, 2023 (incorporated by reference to Exhibit 1.1 to our Annual Report on Form 20-F filed on April 27, 2023).
4.1**	Form of Secured Convertible Notes (incorporated by reference to Exhibit 4.1 to the Report on Form 6-K filed April 12, 2024).
5.1*	Opinion of King & Spalding LLP
8.1**	Tax Opinion of King & Spalding LLP (incorporated by reference to Exhibit 8.1 to the Registration Statement on Form F-4 filed on February 14, 2025 (file no. 333-284991)).
10.1**	Warrant Agreement, dated January 28, 2021, by and between CF Acquisition Corp. V and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of CF Acquisition Corp. V’s Current Report on Form 8-K filed February 3, 2021).
10.2**	Warrant Assumption Agreement among CF Acquisition Corp. V, Satellogic Inc. and Continental Stock Transfer & Trust Company, as Warrant agent, dated as of January 25, 2022 (incorporated by reference to Exhibit 2.6 to the Shell Company Report on Form 20-F filed on January 27, 2022).
10.3**

Amended and Restated Forward Purchase Contract, dated as of July 5, 2021, by and among CF Acquisition Corp. V, Satellogic Inc. and CFAC Holdings V, LLC (incorporated by reference to Exhibit 10.6 to the Report on Form F-4 filed August 12, 2021 (file no. 333-258764)).

10.4 ##**

Amended and Restated Service and Cooperation Agreement, dated June 22, 2021, by and between Zhong Ke Guang Qi Space Information Technology Co., Ltd. and Urugus S.A. (incorporated by reference to Exhibit 10.7 to the Report on Form F-4 filed June 24, 2021 (file no. 333-258764)).

10.5**

Credit Agreement, dated as of April 29, 2020, between JPMorgan Chase Bank, N.A. and Satellogic USA Inc. (incorporated by reference to Exhibit 10.8 to the Report on Form F-4 filed August 12, 2021 (file no. 333-258764)).

10.6**

Employment Agreement, dated March 1, 2020, by and between Nettar Group Inc. (d/b/a Satellogic) and Emiliano Kargieman (incorporated by reference to Exhibit 10.9 to the Report on Form F-4 filed October 19, 2021 (file no. 333-258764)).

10.7**

Warrants, dated as of March 8, 2021, between Nettar Group Inc. and Columbia River Investment Limited (incorporated by reference to Exhibit 10.10 to the Report on Form F-4 filed October 19, 2021 (file no. 333-258764)).

10.8**

Side Letter Agreement, dated April 5, 2021 between Nettar Group Inc. and Hannover Holdings S.A. (incorporated by reference to Exhibit 10.11 to the Report on Form F-4 filed November 10, 2021 (file no. 333-258764)).

10.9**

Loan and Security Agreement, dated as of March 8, 2021, by and among Columbia River Investment Limited and Nettar Group Inc. (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K filed on December 10, 2021).

10.10**

Amendment to Loan and Security Agreement, dated as of December 7, 2021, by and among Columbia River Investment Limited and Nettar Group Inc. (incorporated by reference to Exhibit 99.2 to the Report on Form 6-K filed on December 10, 2021).

10.11**

Escrow Agreement, dated as of January 25, 2022, by and between CF Acquisition Corp. V and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.9 to the Shell Company Report on Form 20-F filed on January 27, 2022).

10.12**	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form F-4 filed on August 12, 2021 (file no. 333-258764)).
10.13**

Subscription Agreement, dated as of January 18, 2022 by and among CF Acquisition Corp. V, Satellogic Inc., and Liberty Strategic Capital (SATL) Holdings, LLC (incorporated by reference to Exhibit 99.2 to the Report on Form 6-K filed on January 18, 2022 (file no. 333-258764)).

10.14**

Letter Agreement, dated as of January 18, 2022 by and among Satellogic Inc., Liberty Strategic Capital (SATL) Holdings, LLC and CFAC Holdings V, LLC (incorporated by reference to Exhibit 99.3 to the Report on Form 6-K filed on January 18, 2022 (file no. 333-258764)).

10.15**

Amended and Restated Letter Agreement, dated as of February 10, 2022 by and among Satellogic Inc., Liberty Strategic Capital (SATL) Holdings, LLC and CFAC Holdings V, LLC (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form F-1 filed on February 14, 2022 (file no. 333-262699)).

10.16**	2021 Incentive Compensation Plan (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form F-1 filed on February 14, 2022 (file no. 333-262699)).
10.17**

Warrant Agreement, dated February 10, 2022, by and between Satellogic Inc. and Continental Stock Transfer & Trust Company, as warrant agent for the warrants exercisable at $10.00 per Class A Ordinary Share and $15.00 per Class A Ordinary Share (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form F-1 filed on February 14, 2022 (file no. 333-262699)).

10.18**

Warrant Agreement, dated February 10, 2022, by and between Satellogic Inc. and Continental Stock Transfer & Trust Company, as warrant agents for the warrants exercisable at $10.00 per Class A Ordinary Share (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form F-1 filed on February 14, 2022 (file no. 333-262699)).

10.19**

Warrant Agreement, dated January 15, 2022, by and between Satellogic Inc. and Continental Stock Transfer & Trust Company, as warrant agent for warrants exercisable at $20.00 per Class A Ordinary Share (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form F-1 filed on February 14, 2022 (file no. 333-262699)).

10.20**	Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.18 to our Annual Report on Form 20-F filed on April 27, 2023).
10.21**	Form of Note Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Report on Form 6-K filed on April 12, 2024 (file no. 001-41247).
10.22**	Form of Side Letter (incorporated by reference to Exhibit 10.2 to the Report on Form 6-K filed on April 12, 2024 (file no. 001-41247).
10.23**	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 to the Report on Form 6-K filed on April 12, 2024 (file no. 001-41247).
10.24**

Share Purchase Agreement, dated December 8, 2024, by and between Satellogic Inc. and the purchaser set forth therein (incorporated by reference to Exhibit 10.1 to the Report on Form 6-K filed on December 10, 2024).

10.25**

Amended and Restated Sales Agreement, dated February 12, 2025 by and among Satellogic Inc., Cantor Fitzgerald & Co. and Northland Securities, Inc. (incorporated by reference to Exhibit 10.1 to the Report on Form 6-K filed on February 13, 2025).

21.1**	List of Significant Subsidiaries (incorporated by reference to Exhibit 21.1 to the Registration Statement on Form F-4 filed on February 14, 2025 (file no. 333-284991)).
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of King & Spalding LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith
**	Previously filed.
#

Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed, or constituted personally identifiable information that is not material.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Davidson, North Carolina, on March 26, 2025.

SATELLOGIC INC.

By:	/s/ Rick Dunn
Name:	Rick Dunn
Title:	Chief Financial Officer (principal financial and accounting officer)

POWER OF ATTORNEY

Each of the undersigned individuals hereby severally constitutes and appoints Emiliano Kargieman and Rick Dunn each as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Emiliano Kargieman	Chief Executive Officer and Director	March 26, 2025
Emiliano Kargieman	(Principal Executive Officer)

/s/ Rick Dunn	Chief Financial Officer	March 26, 2025
Rick Dunn	(Principal Financial and Accounting Officer)

/s/ Steven Mnuchin	Chairman of the Board	March 26, 2025
Steven Mnuchin

/s/ General Joseph F. Dunford Jr.	Director	March 26, 2025
General Joseph F. Dunford Jr.

/s/ Kelly Kennedy	Director	March 26, 2025
Kelly Kennedy

/s/ Tom Killalea	Director	March 26, 2025
Tom Killalea

/s/ Marcos Galperin	Director	March 26, 2025
Marcos Galperin

/s/ Ted Wang	Director	March 26, 2025
Ted Wang

/s/ Miguel Gutiérrez	Director	March 26, 2025
Miguel Gutiérrez